Exhibit 10.3

EXECUTION

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of September 5, 2014, among Education Management LLC, a Delaware limited liability company (the “Company”), Education Management Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and The Bank of New York Mellon Trust Company, N.A., a national banking association as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of the Issuers has heretofore executed and delivered to the Trustee an Indenture (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”), dated as of March 5, 2013, providing for the issuance of Senior Cash Pay/PIK Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class;

WHEREAS, on the terms and subject to the conditions of that certain Consent Solicitation Statement, dated August 27, 2014 (the “Consent Solicitation Statement”), the Issuers commenced a solicitation of consents on August 27, 2014 to certain amendments (the “Amendments”) to the Indenture set forth below in Section 2 of this Supplemental Indenture;

WHEREAS, in accordance with the terms of the Consent Solicitation Statement, Holders of at least a majority in aggregate principal amount of outstanding Notes have validly delivered, and not withdrawn, consents to the Amendments;

WHEREAS, the Issuers have filed with the Trustee evidence satisfactory to the Trustee of such consents;

WHEREAS, the Issuers have requested and hereby direct that the Trustee join with the Issuers in the execution of this Supplemental Indenture containing the Amendments;

WHEREAS, each Issuer has duly adopted, and delivered to the Trustee, resolutions of its board of directors authorizing the execution and delivery of this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by the Issuers and to make this Supplemental Indenture valid and binding on the Issuers have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Amendments.

(a) Additions to Section 1.01: The following definitions are hereby added to Section 1.01 of the Indenture in the appropriate alphabetical location:

(i)	““Notes Exchange Offer” means any offer to Holders and to holders of Refinancing Notes by Parent, Company and/or any affiliate thereof to exchange the Notes and such Refinancing Notes for debt, Equity Interests or other obligations of or interests in Parent or any Subsidiary thereof, including without limitation as contemplated by the RSA.”

(ii)	““Notes Exchange Offer Completion Date” means the date of completion of any Notes Exchange Offer, including the acceptance and exchange of any Notes and Refinancing Notes tendered in such Notes Exchange Offer, which date shall be evidenced by an Officer’s Certificate delivered to the Trustee.”

(iii)	““Refinancing Notes” means senior notes issued in exchange for all or any portion of the Notes on or after September 1, 2014, which Refinancing Notes shall be specified in an Officer’s Certificate delivered to the Trustee.”

(iv)	““RSA” means a Restructuring Support Agreement (together with all exhibits and annexes thereto) in respect of the financial restructuring transactions described in Parent’s Current Report on Form 8-K dated August 27, 2014, as such transactions may be amended, supplemented or otherwise modified from time to time.”

(b) Amendment and Restatement of Section 4.03: Section 4.03 of the Indenture is hereby amended and restated in its entirety as follows:

“Section 4.03. Reports and Other Information. (a) The Company shall file with the Trustee, within 15 days after it files any annual and quarterly reports, information, documents and other reports with the SEC, copies of such reports, information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) In the event the Company is at any time not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall provide the Trustee:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year, (A) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year that would be contained in an Annual Report on Form 10-K if the Company were required to file such a report (subject to the proviso below), and (B) management’s discussion and analysis of significant operational and financial developments during such fiscal year, all of which shall be in reasonable detail (which may be less detail than contemplated by Section 13 or 15(d) of the Exchange Act and applicable regulations) and, with respect to such consolidated financial statements, prepared in accordance with GAAP and, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(ii) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, (A) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year that would be contained in a Quarterly Report on Form 10-Q if the Company were required to file such a report (subject to the proviso below), and (B) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail (which may be less detail than contemplated by Section 13 or 15(d) of the Exchange Act and applicable regulations); and

(iii) within five (5) Business Days after the occurrence of any event that would require the filing of a Current Report on Form 8-K pursuant to the items specified below, current reports containing substantially all of the information that would be required to be filed in a Current Report on Form 8-K under the Exchange Act on the Issue Date pursuant to Items 1.01 (Entry into a Material Definitive Agreement) (limited to agreements for business acquisitions), 1.02 (Termination of a Material Definitive Agreement) (limited to agreements for business acquisitions), 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets), 2.02 (Results of Operations and Financial Condition) (limited to earnings announcements regarding a completed fiscal year or quarter), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant) (other than as contemplated in the Restructuring Support Agreement), 2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 2.05 (Costs Associated with Exit or Disposal Activities), 2.06 (Material Impairment), 4.01 (Changes in Registrant’s Certifying Accountants), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), 5.01 (Changes in Control of Registrant) and 5.02(a) and (b) (Departure of Directors or Principal Officers); provided, however, that (a) no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuers and the Restricted Subsidiaries, taken as a whole and (b) trade secrets and other confidential information that is competitively sensitive, or information that the Company is otherwise prohibited by law or contract from disclosing, in each case in the good faith and reasonable determination of the Company may be excluded from disclosures;

provided, further, however, that such reports required pursuant to clauses (i), (ii) and (iii) above (a) shall not be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measure contained therein, so long a reconciliation to the most comparable GAAP financial measure is provided), (b) shall not be required to comply with Items 402 of Regulation S-K promulgated by the SEC, (c) shall not be required to comply with Rule 3-10 or Rule 3-16 of Regulation S-X, (d) shall not be required to include any segment or business unit level financial information and (e) shall not be required to include any exhibits that would have been required to be filed pursuant to Item 601 of Regulation S-K.

(c) The requirement to deliver any of the reports required pursuant to Section 4.03(a) and Section 4.03(b) may be satisfied within the time periods specified above via press release by the Company and/or by the posting of such reports on the Company’s website, Intralinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (the “Secured System”). If the Company uses the Secured System to satisfy such requirements, it shall make readily and promptly available any password or other login information relating to the Secured System to Holders, prospective investors (each, a “Prospective Investor”), security analysts who have certified to the Company that they are reputable security analysts employed by a reputable financial institution who regularly cover or intend to cover the Company and the Notes (each, a “Security Analyst”) and market makers who have certified to the Company that they are reputable market makers who regularly make or intend to make a market in the Notes (each, a “Market Maker”), and shall make readily and promptly available on its external website contact information for being provided access to the Secured System to any Holders, Prospective Investors, Security Analysts or Market Makers and promptly comply with any such requests for access to the Secured System. The delivery of reports to the Trustee shall be made by electronic transmission to the Trustee. In addition, to the extent not satisfied by the foregoing, the Company shall furnish to Holders and to Securities Analysts and Prospective Investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) So long as any Notes are outstanding, the Company shall also:

(i) within twenty (20) Business Days after furnishing to the Trustee the annual and quarterly reports required by clauses (b)(i) and (b)(ii) above, and unless prohibited by applicable law, hold a conference call (which may be limited to those parties that have access to the Secured System and which may, at the Company’s option, be held as a single call together with investors holding other securities or debt of the Company) to discuss such reports and the results of operations for the relevant reporting period; and

(ii) issue a press release to the Secured System no fewer than three (3) Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of the Notes, Prospective Investors, Security Analysts and Market Makers to access the Secured System or to contact the appropriate person at the Company to obtain such information.

(e) The Company may satisfy its obligations under this Section 4.03 with respect to SEC reports and/or financial information relating to the Company by furnishing SEC reports and/or financial information relating to any direct or indirect parent company of the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.”

(c) Amendment of Section 4.16: Section 4.16 of the Indenture is hereby amended by inserting at the end thereof a new clause (e) as follows:

“(e) Notwithstanding anything to the contrary herein, from and after the Notes Exchange Offer Completion Date, Company and its Restricted Subsidiaries will not be subject to the following covenants, and such covenants shall be of no further force and effect: Section 4.03 hereof, Section 4.05 hereof, Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.12 hereof, Section 4.13 hereof, Section 4.14 hereof, Section 4.15 hereof, Section 4.17 hereof and Section 5.01 hereof. Notwithstanding anything to the contrary herein, from and after the Notes Exchange Offer Completion Date, the events described in Section 6.01(a)(iv) and Section 6.01(a)(v) hereof shall cease to constitute “Events of Default” hereunder, and such sections of this Indenture shall be of no further force and effect. For the avoidance of doubt, transactions by the Company and its Subsidiaries, including as applicable, the transactions contemplated by the RSA, that are implemented, consummated or otherwise take place on the Notes Exchange Offer Completion Date will not be subject to the foregoing covenants and Events of Default.”

(d) Addition of Section 4.18: A new Section 4.18 is hereby added to the Indenture as follows:

“Section 4.18. Restructuring. Parent and the Issuers shall, and shall cause their Restricted Subsidiaries to, make available to all Holders the opportunity to exchange their Notes on substantially the same terms, including for substantially the same consideration (per dollar of principal amount), as shall be offered by any such Person in exchange for all of the Refinancing Notes, including pursuant to a Notes Exchange Offer.”

(e) Amendment of Section 10.06(a): Section 10.06(a) of the Indenture is hereby amended by:

(i)	deleting “or” at the end of clause (iii);

(ii)	replacing “and” at the end of clause (iv) with “or”; and

(iii)	inserting a new clause (v) as follows:

“(v) in the case of Parent, the occurrence of the Notes Exchange Offer Completion Date; and”

Section 3. Operativeness of Amendments. The amendments set forth in Section 2 hereof shall not become operative (the date of operativeness, the “Operative Date”) until the Issuers shall have provided written confirmation to the Trustee that (a) Holders validly tendering consents pursuant to the Consent Solicitation Statement shall have received the Consent Payment (as defined in the Consent Solicitation Statement) and (b) not less than $150.0 million of the outstanding aggregate principal amount of the Notes shall have been exchanged for a like principal amount of new Senior PIK Toggle Notes due 2018, whose terms are substantially similar to those of the Notes, except that their interest shall be payable entirely in kind for the two interest periods ending September 30, 2014 and March 30, 2015.

Section 4. Miscellaneous.

(a) This Supplemental Indenture shall become effective on the date first above written (the “Effective Date”); provided, however, that if the Operative Date shall not have occurred by December 31, 2014, this Supplemental Indenture shall cease to be effective.

(b) THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(c) Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Operative Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

(d) This Supplemental Indenture may be signed in various counterparts that together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

(e) Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

(f) All agreements of the Trustee in this Supplemental Indenture shall bind its successors and assigns.

(g) The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which are made solely by the Issuers and not by the Trustee, with the Trustee assuming no responsibility for their correctness.

(h) The section headings herein are for convenience only and shall not affect the construction hereof.

(i) If any provision in this Supplemental Indenture shall be inoperative, invalid, illegal or unenforceable, the operativeness, validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

EDUCATION MANAGEMENT LLC

By:
Name:
Title:

EDUCATION MANAGEMENT FINANCE CORP.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: